Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                              Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com




FOR FURTHER INFORMATION:
AT THE COMPANY:                                INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                 Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                           (208) 241-3704 Voice
(702) 794-9442 Fax                             (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                  Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:


                    RIVIERA LOSES BID FOR NEW MEXICO RACINO


         Las Vegas, NV (November 19, 2003) - Riviera Holdings Corporation (AMEX:RIV) announced today that it will write off its $1.3 million investment in Riviera, Newton, Reston, LLC ("RNR"), which is 51 percent owned by Riviera's wholly owned subsidiary, Riviera Gaming Management New Mexico. RNR was one of four applicants who presented projects to the New Mexico Racing Commission last week. Today, the Commission announced that it had awarded the project for the racino in Hobbs, New Mexico to another applicant. As a result, Riviera will take a charge to earnings of approximately ($0.37) per share in the fourth quarter ending December 31, 2003.

Safe Harbor Statement

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve risks and uncertainties including expansion objectives and timetables, hotel and casino market conditions, financing requirements, regulatory approvals and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for December 31, 2002 and Forms 10-Q and 8-K filed during 2003. Actual results may differ materially.

About Riviera Holdings

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange ("AMEX") under the symbol RIV. The Riviera continues its dialogue with AMEX relating to the maintenance of its listing status.

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